EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned, being duly authorized thereunder, hereby execute this agreement as an exhibit to this Schedule 13G to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule 13G (including amendments thereto) jointly on behalf of each such party.

MORNINGSIDE VENTURE INVESTMENTS LTD.

By:	/s/ Frances Anne Elizabeth Richard
Frances Anne Elizabeth Richard, Director

/s/ Frances Anne Elizabeth Richard
Frances Anne Elizabeth Richard

/s/ Cheung Ka Ho
Cheung Ka Ho

/s/ Jill Marie Franklin
Jill Marie Franklin

/s/ Peter Stuart Allenby Edwards
Peter Stuart Allenby Edwards